Exhibit 10.4
SAFESTITCH, LLC
May 16, 2007
Re: Letter Agreement for Terms of Employment
Stewart B. Davis M.D.
3144 Gifford Lane
Miami, FL 33133
Dear Stewart,
The purpose of this Letter Agreement is to set forth the basic understanding whereby you will become employed by SafeStitch, LLC and any successor companies and entities as Chief Operating Officer (“COO”) at a starting salary of $130,000 per year. The term of this understanding is for one year.
In addition you will he awarded as soon as possible 50,000 stock options if SafeStitch merges with a publicly traded company. These stock options will vest 25% a year over four years, with immediate vesting upon a change of control. In the event that SafeStitch does not merge with such a public company, SafeStitch shall grant an ownership share to you roughly equivalent to these stock options that will be a minimum of 1/3 of one percent ownership in SafeStitch. For example, if the merged company has 15.29 million shares, then 50,000 options would equate to 1/3 of one percent of the company.
You will also be considered for yearly and other bonuses based on performance in the form of additional cash compensation and/or additional stock options at SafeStitch’s discretion.
You will receive health insurance and other employee benefits in accordance with SafeStitch’s policies. You will also be entitled to a minimum of three weeks of paid vacation per calendar year.
We look forward to you joining our company as soon as possible and we understand that you will give a 2-3 week notice to your current employer. That would mean a May 30 — June 6, 2007 start date.
If you are in agreement, please sign in the space below.

SafeStitch, LLC
/s/ Jeffrey G. Spragens
By:	Jeffrey G. Spragens,
Business Manager/Member

I Agree to the foregoing terms of employment:
/s/ Stewart B. Davis, M.D.
Stewart B. Davis, M.D.